UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

201 Mission Street, Suite 2375
San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.

Office Lease

On August 28, 2018, Jaguar Health, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”) with CA-Mission Street Limited Partnership, a Delaware limited partnership (“Landlord”), to extend the Company’s lease for approximately 6,311 square feet of office space located at 201 Mission Street, Suite 2375, San Francisco, California (the “Premises”).  The term of the Lease will begin on September 1, 2018 and will expire on September 30, 2020, unless earlier terminated in accordance therewith.  The base rent under the Lease will be as follows:

Period During Lease Term	Monthly Base Rent
Month 1 — Month 12	$38,391.92
Month 13 — Month 24	$39,543.67
Month 25	$40,729.98

The Company shall also pay Landlord as additional rent the Company’s proportionate share of operating charges for each calendar year (or partial year) of the term of the Lease. In addition, concurrently with the execution of this Lease, the Company is required to deliver to the Landlord a standby, unconditional, irrevocable, transferable letter of credit, naming Landlord as beneficiary, as collateral for the full performance by the Company of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of the Company’s failure to comply with one or more provisions of the Lease.

Letter of Credit and Warrant

To satisfy the letter of credit requirement in the Lease as described above, Pacific Capital Management, LLC (the “LC Facilitator”), one of the Company’s existing shareholders, caused its financial institution to issue a letter of credit in the amount of $475,000 (the “Letter of Credit”) on behalf of the Company in favor of Landlord pursuant to the terms of the Landlord Letter of Credit & Warrant Issuance Agreement, dated August 28, 2018, by and between the Company and the LC Facilitator (“LOC Agreement”).  In consideration of the LC Facilitator causing a Letter of Credit from LC Facilitator’s financial institution to be issued to the Landlord, the Company issued to the LC Facilitator a five-year warrant (the “Warrant”) to purchase 670,586 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment for reclassification or change of the Common Stock, stock splits, dividends, distributions or changes to the exercise price of the Warrant in accordance with the terms of the Warrant. The Warrant is exercisable commencing after the 7-month anniversary date of issuance, and the exercise price of the Warrant is the lower of (i) $0.85 per share and (ii) the average of the closing sales price of the Common Stock for the 30 consecutive trading days commencing on September 4, 2018.

On or before the earlier to occur of (x) the one year anniversary date of the issuance of the Warrant and (y) within ten (10) business days of the Company receiving in the aggregate since the date of the issuance of the Warrant no less than $6 million of unrestricted cash from a business development transaction or transactions  (excluding from this $6 million unrestricted cash threshold for the avoidance of doubt any revenues from the sale of Mytesi and any cash allocated to the repayment of debt then outstanding and owed by the Company or its wholly-owned subsidiary, Napo Pharmaceuticals, Inc. (“Napo”)  and excluding cash otherwise legally or contractually obligated for special projects, expenses or activities by the Company or Napo; and for additional clarity, excluding any cash received by the Company or Napo from lenders or from the sale of the Company’s equity related instruments), the Company will cause the Letter of Credit to be released and replaced by a new letter of credit not provided or guaranteed by LC Facilitator.   Likewise, if the Company has not received on a consolidated basis with Napo at least $5 million of gross proceeds in the aggregate from any source (in the form of debt or equity or debt or equity like instruments or any combination thereof) since the date of the issuance of the Warrant and on, or before, October 1, 2018,  then within ten (10) business days thereafter the Company will cause LC Facilitator’s exposure under the Letter of Credit to be reduced by $122,000, whether pursuant to a release of LC Facilitator of such amount under the Letter of Credit, replacement or modification of the Letter of Credit in whole or in part, partial replacement or additional collateral in favor of LC Facilitator or otherwise.

The foregoing summary of the terms of the Warrant, the Lease and the LOC Agreement do not purport to be complete and are qualified in its entirety by reference to the Warrant, the Lease and the LOC Agreement, copies of which are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
4.1	Common Stock Warrant, dated August 28, 2018, by and between Jaguar Health, Inc. and the holder named therein.

10.1	Office Lease Agreement, dated August 30, 2018, between Jaguar Health, Inc. and CA-Mission Street Limited Partnership.

10.2	Landlord Letter of Credit & Warrant Issuance Agreement, dated August 28, 2018, by and between Jaguar Health, Inc. and the letter of credit facilitator named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: September 4, 2018	By:	/s/ Karen S. Wright
	Name:	Karen S. Wright
	Title:	Chief Financial Officer